Exhibit 99.1

Contact:	Judith Rader Exelon Corporate Communications 312-394-7417 JaCee Burnes Exelon Investor Relations 312-394-2948	FOR IMMEDIATE RELEASE

Exelon Receives Notification of Unsolicited Mini-tender Offer by TRC Capital Corporation

CHICAGO (May 23, 2012) – Exelon Corporation (NYSE: EXC) has received notification of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC”) to purchase up to 3 million shares of Exelon common stock, or approximately 0.35 percent of the company’s outstanding common stock, at a price of $36.55 per share. The offer price is approximately 4.42 percent below the closing price on May 17, 2012, the approximate date of commencement of the offer.

Exelon does not endorse TRC’s mini-tender offer and recommends that shareholders do not tender their shares. Exelon is not associated with TRC or this unsolicited offer.

TRC has made similar, unsolicited mini-tender offers for shares of other publicly-traded companies. Mini-tender offers are designed to seek to acquire less than 5 percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission (SEC). As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.

The SEC has cautioned investors about mini-tender offers, noting that “[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm.

Exelon encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Exelon requests that a copy of this press release be included with all distributions of materials relating to TRC’s offer.

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Exelon Corporation (NYSE:EXC) is the nation’s leading competitive energy provider, with approximately $33 billion in annual revenues. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is the largest competitive U.S. power generator, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO). Learn more at: www.exeloncorp.com.